Schaneveldt and Company
                  Certified Public Accountant
                 275 E. South Temple, Suite 300
                  Salt Lake City, Utah  84111
                         (801) 521-2392


  I have issued my report dated August 20, 1999, on the financial statements of Advanced Business Sciences, Inc., for the years ended December 31, 1997 and 1998, and the accompanying unaudited financial statements fro the period ended June 30, 1999. I consent to the use of our report in the filing of Advanced Business Sciences, Inc. on Form 10-SB. I also consent to the use of my name and the statements with respect to me as appearing under the heading "PART F/S" in the Registration Statement.

/s/ Schvaneveldt and Company

Salt Lake City, Utah
September 27, 1999